                                               Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-51440

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 10, 2001

                                444,444 SHARES

                           NEXELL THERAPEUTICS INC.

                                 COMMON STOCK

                              ------------------

        You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

        Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 3 of the prospectus.


                             Plan of Distribution

        We are offering 444,444 shares of our common stock to Acqua Wellington North American Equities Fund, Ltd. pursuant to this prospectus supplement. The common stock will be purchased at a negotiated purchase price of $1.125 per share. We will not pay any other compensation in conjunction with the sale of our common stock.

        Acqua Wellington may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. The purchase price discount to our then-current market price would accordingly be deemed to be underwriting discounts and commissions.

        Our common stock may be sold from time to time by Acqua Wellington, by a broker-dealer or by pledges, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq National Market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. In effecting sales, any broker-dealer engaged by Acqua Wellington may arrange for other broker-dealers to participate. The common stock may be sold in one or more of the following manners:

  . a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . purchases by a broker-dealer for its account under this prospectus supplement;

  .  short sales;

         .    through the writing of options on the shares;

         .    ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

         .    a combination of any such methods of sale.

Such broker-dealers and any other participating broker-dealers may be deemed to be underwriters in connection with such sales.

         Acqua Wellington and any other persons participating in the sale or distribution of the shares covered by this prospectus supplement will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Securities Exchange Act, including without limitation, Rule 10b-5 and Regulation M. These rules and regulations may limit the timing of purchases and sales of any of the shares by the purchaser or any other person. Under these rules and regulations, Acqua Wellington and any other persons participating in the sale of distribution.

         .    may not engage in any stabilization activity in connection with our securities;

         .    must furnish each broker which offers shares of our common stock covered by this prospectus supplement with the number of copies of the prospectus and this prospectus supplement which are required by each broker; and

         .    may not bid or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

These restrictions may affect the marketability of the shares.

         In connection with Acqua Wellington's purchase and potential resale of the shares covered by this prospectus supplement, we have agreed to indemnify and hold harmless Acqua Wellington and, possibly, any broker-dealers and agents who Acqua Wellington sells through and who may be deemed to be underwriters with respect to securities covered by this registration statement, against certain liabilites, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by Acqua Wellington.

         We have agreed to bear the expenses incident to the registration of the shares, other than selling discounts and commissions. These expenses are estimated to be $100,600.

                                Use of Proceeds

         We will use the proceeds of this offering as described in the prospectus. See "Use of Proceeds" beginning on page 14 of the prospectus.

                         Market For Our Common Stock

        On March 5, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $1.375 per share. Our common stock is listed on the Nasdaq National Market under the symbol "NEXL." The common stock sold under this prospectus supplement will be listed on the Nasdaq National Market after we notify the Nasdaq National Market that the shares have been issued.

        As of March 25, 2001, we had 19,853,957 shares of common stock outstanding.

                                   General

        You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement in accurate as of any date other than the date on the front of these documents.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus supplement is March 27, 2001.

PROSPECTUS

                           NEXELL THERAPEUTICS INC.

                                   9 Parker
                           Irvine, California 92618
                                (949) 470-9011

                 $25,000,000 Aggregate Amount of Common Stock

                             --------------------

     This prospectus will allow us to issue common stock over time. This means:

     .  we will provide a prospectus supplement each time we issue common stock;

     . the prospectus supplement will inform you about the specific terms of that offering and may also add, update or change information contained in this document; and

     . you should read this document and any prospectus supplement carefully before you invest.


          Nexell Therapeutics Inc. common stock is traded on the Nasdaq National Market under the symbol "NEXL." On January 5, 2001, the closing sale price of Nexell common stock on the Nasdaq National Market was $3.00 per share.

          This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 3.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                The date of this prospectus is January 10, 2001

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
Prospectus Summary.....................................................  1
The Company............................................................  1
The Offering...........................................................  2
Risk Factors...........................................................  3
Forward-Looking Statements............................................. 12
Use of Proceeds........................................................ 14
Plan of Distribution................................................... 15
Where You Can Find More Information.................................... 16
Legal Matters.......................................................... 17
Experts................................................................ 17

                               Prospectus Summary

     The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this prospectus.

                                  The Company

     Nexell Therapeutics Inc. (formerly VIMRX Pharmaceuticals Inc.) is a biotechnology company that focuses on innovative technologies to improve human health. Nexell's principal subsidiary, Nexell of California, Inc. is developing products utilizing cell separation technology in cell therapy for cancer and other life-threatening diseases. We currently sell cell therapy products in Europe, the United States and Canada.

                                  The Offering

Common stock offered in this
prospectus...................................  ________ shares

Common stock outstanding after
the offering.................................  ________ shares (l)

Use of proceeds..............................  See "Use of Proceeds."

Nasdaq National Market symbol................  NEXL
__________________
(1)  Based on shares outstanding as of September 30, 2000.
     Does not include:

     . 2,305,247 shares of common stock issuable upon exercise of outstanding options as of September 30, 2000;

     . 3,911,130 shares of common stock issuable upon exercise of outstanding warrants as of September 30, 2000; and

     . 12,499,817 shares of common stock issuable upon conversion of outstanding convertible preferred stock as of September 30, 2000.

                                  Risk Factors

     An investment in the securities offered by this prospectus is very risky. You should carefully consider the following risk factors in addition to the information in the remainder of this prospectus before deciding to purchase the stock.

     These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may impair our business or the trading price of our securities.

     Investors should consider the following factors:

We have a history of operating losses and may not be profitable.

     Since commencing our operations in January 1987, through September 30, 2000, we have incurred an accumulated deficit of approximately $192,287,000. These losses have resulted principally from costs incurred in research and development of the Isolex(R) system and our cell culture technologies, general and administrative expenses, and the prosecution of patent applications. We had no significant operating revenues until 1998. Revenues since 1998 have been principally derived from sales of Isolex(R) devices and related disposables. We expect to incur substantial additional losses over the next several years, whether or not we continue to generate revenues, as we continue to develop our products. We expect that these additional losses will result primarily from our research and development programs, including preclinical and clinical trials, and the establishment of marketing and distribution capabilities necessary to support commercialization efforts for our products. We cannot predict with any certainty the amount of future losses. Our ability to continue to generate revenue and operating income in the future will depend on many factors, including:

     . establishing manufacturing, sales and marketing capabilities for our products internally and through collaborative arrangements;

     . cost and timing of regulatory approvals and commercial sales of our products;

     .  level of competing technologies and market developments;

     .  protection of our patent and other intellectual rights;

     .  continued scientific progress in our research and development programs;
        and

     .  Timing and investment in new technologies.

We expect to continue to incur net operating losses for the foreseeable future and we can give no assurance that we will ever be profitable.

Failure to obtain and maintain required regulatory approvals would restrict our ability to sell our products and earn revenues.

     Our development activities of our technologies are intended to lead to new drugs and medical devices that must obtain the approval of the United States Food and Drug Administration before sales may be made in the United States, and the approval of foreign regulators before sales may be made in foreign jurisdictions. The process of obtaining and maintaining regulatory approvals for new drugs and medical devices is lengthy, expensive and uncertain. The manufacturing, distribution, advertising and marketing of these products are also subject to extensive regulation. If we cannot demonstrate the safety, reliability and efficacy of our product candidates, we will not obtain required regulatory approvals and our revenues will suffer. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the FDA to grant premarket clearance or premarket approval for devices, withdrawal of marketing clearances or approvals, and criminal prosecution. The FDA also has the authority to request recall, repair, replacement or refund of the cost of any device manufactured or distributed by us.

     Even after regulatory approval of a product is granted, that approval may be subject to limitations on the indicated uses for which it may be marketed. In addition, the FDA, other regulatory agencies and governments in other countries continue to review and inspect marketed products, manufacturers and manufacturing facilities after regulatory approval is granted. Later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. Further, governmental agencies may establish additional regulations which could prevent or delay regulatory approval of our products.

If we do not successfully complete clinical trials, we will not be able to obtain FDA approval and sell our products.

     To be able to market products in the United States, we must demonstrate, through extensive preclinical studies and clinical trials, the safety and efficacy of our processes and product candidates, together with the cells produced by such processes in such products, for application in the treatment of humans. We have completed pivotal clinical trials to demonstrate the safety and biological activity of patient cells isolated and collected in the Isolex(R) 300i system. We plan to conduct additional trials to demonstrate safety and efficacy for enhancements to the Isolex(R) 300i. If our clinical trials for product enhancements to the Isolex(R) 300i, or if our other products are not successful, our products may not be marketable.

     Our ongoing studies may be delayed or halted for various reasons, including:

     . lack of effectiveness of our device is not effective, or the perception by physicians that the device is not effective;

     .  failure of patients to enroll in the trials at the rate we expect;

     . doubts among physicians and patients regarding the utility of stem cell therapy; and

     .  side effects as a result of the treatment.

     In addition, the FDA and foreign regulatory authorities have substantial discretion in the approval process. The FDA and foreign regulatory authorities may not agree that we have demonstrated that our products are safe and effective.

If the licenses we depend on are breached or terminated, we would lose our right to develop and sell the products covered by the licenses.

     We have obtained licenses to third-party technology to conduct parts of our business, including technology supporting critical components of our Isolex(R) system. We are the exclusive licensee in the field of therapeutic research to patented technology from Becton Dickinson Company and Johns Hopkins University, which technology relates to stem cell separation and particularly relates to the separation of CD34 blood stem cells. If the licensors breach or terminate this or other licenses, we may lose our rights to develop and market the products for the purposes covered by the licenses, including the rights to develop and market our Isolex(R) system. We may not be able to obtain additional licenses as may be required for the development of our products on reasonable terms or at all.

If our patent and other intellectual property protection is inadequate, our sales and profits could suffer or competitors could force our products out of the market.

     We own or license patents on which our products rely in four general patent families:

     .  selection systems;

     .  bioreactor and culture systems;

     .  reagents for use in selection; and

     .  cell culture and cell compositions.

     Four of our licensed patents relating to CD34 stem cell separation, a critical application of the Isolex(R) system, currently are set to expire in 2004, 2007, 2110 and 2111, respectively. We may not be able to extend these or any other patents. Competitors may develop products based upon the same principles as our products, including the Isolex(R) system, and market those products after our patents expire, or may design around our existing patents. If this happens, our sales would suffer and profits could be severely impacted. In addition, patents may be issued to others which prevent the manufacture or sale of our products. We may have to license those patents and pay significant fees or royalties to the owners of the patents in order to keep marketing our products. This would cause profits on sales to suffer.

     We have filed patent applications with respect to our potential products. These patent applications and others which may be filed by us may not issue. The scope of any patent that issues may not be sufficient to protect our technology. The laws of foreign jurisdictions in which we sell and intend to sell our products may not protect our rights to the same extent as the laws of the United States.

     In addition to patent protection, we also rely on trade secrets, proprietary know-how and technology advances. We enter into confidentiality agreements with our employees and others, but these agreements may not be effective in protecting our proprietary information. Others may independently develop substantially equivalent proprietary information or obtain access to our know-how.

If we do not keep pace with technological and market changes, our products may become obsolete and our business may suffer.

     The market for our products is very competitive and is subject to rapid technological changes. Our competitors may have developed, or could in the future develop, new technologies that compete with our products or even render our products obsolete. Numerous investigators are working in the fields for which our products are intended for use. Given the unpredictable nature of medical research and clinical development, studies have been and will continue to be published that are not supportive of the uses of our products for which we intended. Even if we are able to demonstrate improved or equivalent results of our products compared to existing products, practitioners may not switch to our new products. Given the experience and expertise associated with traditional cancer treatment methods, if we cannot develop our cell selection procedure to lead to a less expensive and quicker recovery time than seen with alternative treatment methods, we will suffer a competitive disadvantage. Researchers are continually learning more about cancer that may lead to new technologies to treat the disease. To the extent that others develop new technologies that address cancer treatment, our business will suffer.

The market for our products will depend on acceptance by physicians and patients.

     Market acceptance and demand for our products will depend largely on acceptance by physicians and patients of the products as safe and effective treatments and on the pricing of alternative products. Our technologies or product candidates may not be accepted by the marketplace as readily as competing or alternative processes or methodologies. Sales of our products have generated growing but modest revenues to date. The Isolex(R) 300i cell selection system has been approved for marketing in the United States. This is the only one of our stem cell selection products that has received such approval. We cannot assure that any of our products will gain any significant degree of market acceptance in the United States or internationally among physicians, hospital personnel, other health care providers and third-party payers, even if reimbursement and necessary regulatory approvals are obtained. We believe that the commercial success of our products will depend on such acceptance. Acceptance will also depend upon our ability to train physicians, hospital personnel and other health care providers to use the Isolex(R) system and our other products, and the willingness of such individuals to learn to use these products. Failure of our products to achieve significant market acceptance would have a material adverse effect on our business, financial condition and results of operations.

The success of sales of our products may depend upon reimbursements by third-party payers.

     In the United States, physicians, hospitals and other health care providers that perform medical services generally rely on third-party payers, such as government and private health insurance plans and health maintenance organizations, to reimburse all or part of the cost associated with the treatment of patients. Our ability to successfully commercialize our product candidates will also depend on the extent to which these third party payers will pay for the products and related treatments. Reimbursement by third party payers depends on factors such as the payers' determination that use of the products is safe and effective, medically necessary and not experimental or investigational, appropriate for the patient and cost-effective. At present, most third-party payers will reimburse for stem cell transplantation based on fixed case rates. Many payers, however, still consider stem cell selection to be experimental and investigational and have not included reimbursement for the selection process in those case rates. A number of transplant centers in the United States have in fact succeeded in negotiating higher case rates to include reimbursement for the stem cell selection process, but there can be no assurance that most or all of our customers will have such success in the United States or foreign jurisdictions. Accordingly, reimbursement in the United States or foreign jurisdictions may not be available or maintained for the Isolex(R) system or any of our product candidates.

     If third party payers do not approve our products for reimbursement, sales will suffer as transplant centers and patients opt for competing products or alternative treatments. If we do not obtain approvals for adequate third-party reimbursements, we may not be able to establish or maintain price levels sufficient to realize an appropriate return on our investment in product development. Any limits on reimbursement available from third-party payers may reduce the demand for, or negatively affect the price of, our products.

We have limited experience with manufacturing and we depend on third parties, who may not perform, manufacture, or distribute our products outside the United States, Canada and Western Europe.

     We have no in-house manufacturing capability and rely exclusively on Baxter Healthcare Corporation for the manufacture of our Isolex(R) and MaxSep(R) products, as well as the supplies associated with these products. We also contract with Dynal Biotech, a Norwegian reagent company, for the supply of paramagnetic beads for use in cell selection. We contract with other companies for supply of monoclonal antibodies, reagents and/or plastics. We rely on Baxter affiliates and other companies for the distribution and servicing of our products outside of the United States, Canada and Western Europe. If third parties do not successfully carry out their contractual duties or meet expected deadlines, or if our supply of certain components or other materials is limited or interrupted, we would not be able to conduct clinical trials or market our product candidates on a timely and cost-competitive basis, if at all. Our revenues may suffer as a consequence. We may not be able to maintain favorable agreements with these parties and may not be able to locate acceptable contractors, or enter into favorable agreements with them, to replace existing contractors or to manufacture and distribute new products. If third party agreements terminate at a critical time, we may not have manufacturing or distribution capabilities to meet demand for our products.

     To be successful, our products must be manufactured in compliance with regulatory requirements and at acceptable costs. Manufacturing facilities of the company's products are subject to GMP regulations, international quality standards and other regulatory requirements. Failure by our contractors to maintain their facilities in accordance with GMP regulations, international quality standards or other regulatory requirements may entail a delay or termination of production, which could have a material adverse effect on our business, financial condition and results of operations.

Given our limited sales and marketing experience, we may not be able to develop effective methods to sell and market our products.

     Until late 1999, we relied on Baxter Healthcare Corporation for sales and marketing of our products. We have established internal sales and marketing capabilities and will be primarily responsible for sales and marketing of our products. Our internal capabilities are inexperienced and may not be effective. If we are not able to develop an effective sales and marketing organization, we will have to arrange for such activities to be performed by contracted third parties. We may not be able to enter into favorable agreements with such third parties, if at all. Such failures could have a material adverse effect on our business, financial condition and results of operations.

Intellectual property litigation could harm our business.

     Our success will depend in part on our ability to develop commercially viable products without infringing the proprietary rights of others.
Litigation, which is very expensive, may be necessary to enforce or defend our patents or proprietary rights and may not end favorably for us. Although we have not been subject to any filed infringement claims based on third party patents, other patents could exist or could be filed, which would prohibit or limit our ability to market our products or maintain our competitive position. On March 2, 2000, we filed suit against Miltenyi Biotec GmbH and their related companies, Miltenyi Biotec, Inc. and AmCell Corporation. The suit charges Miltenyi with patent infringement, breach of contract and deceptive trade practices. Intellectual property litigation such as this could divert management's attention from developing our products and could force us to incur substantial costs regardless of whether we are successful. An adverse outcome could subject us to increased competition in the United States. Any of our patents, licenses or other intellectual property may be challenged, invalidated, canceled, infringed or circumvented and may not provide any competitive advantage to us.

Public attitudes towards cell therapy may negatively affect regulatory approval or public perception of our products.

     The commercial success of our product candidates will depend in part on public acceptance of the use of cell therapy for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that cell therapy is unsafe, and cell therapy may not gain the acceptance of the public or the medical community. Adverse effects in the field of cell therapy that have occurred or may occur in the future also may result in greater governmental regulation of our product candidates and potential regulatory delays relating to the testing or approval of our product candidates.

The ethical, legal and social implications of our research using stem cells could prevent us from developing or gaining acceptance for commercially viable products in this area.

     Our research programs may involve the use of human stem cells that would be derived from human tissue. The use of certain human stem cells gives rise to ethical, legal and social issues regarding the appropriate use of these cells. In the event that our research related to human stem cells becomes the subject of adverse commentary or publicity, the market price for our common stock could be significantly harmed.

We face certain risks associated with international sales of our products.

     A number of risks are inherent in international operations and transactions. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs and difficulties in staffing, coordinating and managing international operations. Additionally, our business, financial condition and results of operations may be adversely affected by fluctuations in international currency exchange rates as well as constraints on our ability to maintain or increase prices. The international nature of our business subjects us and our representatives, agents and distributors to laws and regulations of the foreign jurisdictions in which they operate or in which our products are sold. The regulation of medical devices in a number of such jurisdictions, particularly in the European Union, continues to develop. We cannot assure that new laws or regulations, or new interpretations of existing laws and regulations, will not have a material adverse effect on our business, financial condition and results of operations. In addition, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. We may not be able to successfully further commercialize our current products or successfully commercialize any future products in any international market.

We may not successfully compete in the biotechnology industry.

     We compete with biotechnology companies, pharmaceutical companies, academic institutions, government agencies and public and private research organizations. Many of these entities have extensive resources and experience in research and development, clinical testing, manufacturing, regulatory affairs, distribution and marketing. Some of these entities have significant research and development activities in areas upon which our programs focus. Many of our competitors possess substantially greater research and development, financial, technical, marketing and human resources than us and may be in a better position to
develop, manufacture and market products.   We are aware of existing products
that compete with our products and other products in development that may compete with our products. If we cannot successfully compete with existing or new products, our marketing and sales will suffer and it may not ever be profitable.

If we need additional financing and cannot obtain it, product development and sales may be limited.

     We may need to change our plans for development of our proposed products to address difficulties with clinical studies or for sales of our existing products to accommodate market demands. If that occurs, we may need to spend more funds than currently anticipated. We may not be able to obtain additional funds on commercially reasonable terms or at all. If adequate funds are not available, we may be required to delay or terminate research and development programs, curtail capital expenditures, reduce business development and other operating activities or to obtain financing on terms not favorable to us.

If we do not attract and retain key management, consultants and scientific personnel, our business may suffer.

     We are highly dependent on our current management, consultants and scientific personnel. Our success will largely depend upon our ability to retain our current key personnel and consultants and to attract and retain new highly qualified personnel. Expertise in the field of ex vivo cell research and therapy is not generally available in the market, and competition for qualified consultants, management and scientific personnel is intense. We may not be successful in retaining existing or hiring new key consultants and personnel, which may have an adverse effect on us.

We may not have adequate insurance and may have substantial exposure to payment of product liability claims.

     We face an inherent business risk of exposure to product liability claims in the event that the use of the Isolex(R) system during research and development efforts, including clinical trials, or after commercialization results in adverse effects. As a result, we may incur significant product liability exposure, which could exceed existing product liability insurance coverage. We may not be able to maintain our product liability insurance at an acceptable cost, if at all. If claims or losses exceed our liability insurance coverage, our financial condition would be adversely affected.

Our stock price and warrant price could be volatile and could decline.

     The market prices for securities of biotechnology companies are highly volatile, and there are significant price and volume fluctuations in the market that may be unrelated to particular companies' operating performances. Our stock price could decline suddenly due to factors such as the following:

     .  results of clinical trials;

     . the amount of our cash resources and ability to obtain additional funding;

     .  timing of regulatory approvals and changes in government regulation;

     .  fluctuations in operating results;

     . announcements by us or others of technological innovations or new products;

     .  failure to meet estimates or expectations of securities analysts;

     .  rate of product acceptance;

     .  developments in or disputes over patent or other proprietary rights;

     . public concern as to the safety of products developed by us or by others;

     .  changes in recommendations by securities analysts, if any; and

     .  general market conditions.

     Any of these events may cause the price of our shares to fall, which may adversely affect our business and financing opportunities. In addition, the stock market in general and the market prices for biotechnology companies in particular have experienced significant volatility that often has been unrelated to the operating performance or financial conditions of such companies. These broad market and industry fluctuations may adversely affect the trading price of our shares, regardless of our operating performance or prospects. For example, since December 31, 1999, the price of our common stock has fluctuated from a low of $3.25 to a high of $25.75, and the price of our publicly traded warrants has fluctuated from a low of $.6875 to a high of $5.50.

Outstanding shares of convertible preferred stock and warrants could cause substantial dilution.

     As of September 30, 2000, our outstanding equity securities included:

     . 74,498 shares of Series A Cumulative Convertible Preferred Stock, convertible into 6,772,545 shares of common stock at a conversion price of $11.00 per share;

     . 63,000 shares of Series B Cumulative Convertible Preferred Stock, convertible into 5,727272 shares of common stock at a conversion price of $11.00 per share;

     . Class B Warrants to purchase 750,000 shares of common stock for a price of $12.00 per share; and

     . warrants to purchase 1,300,000 shares of common stock for a price of $4.60 per share.

     . warrants to purchase 361,130 shares of common stock for a price of $5.40 per share.

     If holders of the preferred stock and warrants listed above converted or exercised all of their shares as of September 30, 2000, the holders would receive approximately 14,911,000 shares of common stock (representing approximately 39% of our outstanding shares on a fully diluted basis, including approximately 2,212,000 shares of common stock upon the exercise of stock options outstanding as of September 30, 2000). Investors in our common stock or warrants could experience substantial dilution of their investment upon conversion of the preferred stock or exercise of the warrants. Our outstanding equity securities also include Class A Warrants to purchase up to 1,500,000 shares of common stock for a price of $.04 per share, which are not exercisable, if at all, until November 24, 2004.

Future sales of shares may depress the price of our common stock.

     If shareholders sell a substantial number of shares of our common stock in the public market, or investors perceive that these sales might occur, the market price of our common stock could decrease. Such a decrease could make it difficult for us to raise capital by selling stock or to pay for acquisitions using stock. To the extent outstanding options or warrants are exercised or additional shares of capital stock are issued, investors purchasing our common stock or securities convertible into common stock may incur additional dilution. Our employees hold a significant number of options to purchase shares, many of which are presently exercisable. Employees may exercise their options and sell shares shortly after such options become exercisable, particularly if they need to raise funds to pay for the exercise of such options or to satisfy tax liabilities that they may incur in connection with exercising their options.

If shareholders do not receive dividends, shareholders must rely on stock appreciation for any return on their investment.

     We have never declared or paid cash dividends on any of our capital stock. We currently intend to retain any earnings for future growth and, therefore, do not anticipate paying cash dividends in the future. As a result, only appreciation of the price of the warrants and/or common stock will provide a return to investors who purchase or acquire securities pursuant to this prospectus.

                          Forward-Looking Statements

     This prospectus contains forward-looking statements, including statements regarding:

     . plans and objectives of management for future operations, including those relating to the development, sales and marketing of the Isolex(R) products;

     . statements preceded by, followed by, or including the words "believes," "expects," "intends," "estimates," "should," "may," or similar expressions; and

     . other statements contained or incorporated by reference in this prospectus regarding matters that are not historical facts.

     Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

     .  results of clinical trials;

     .  ability to enter into strategic collaborations with others;

     .  timing of product development;

     .  marketability of products;

     .  ability to obtain and protect patent and proprietary rights;

     .  competition and technological change;

     .  extent of developing sales and marketing capabilities;

     .  ability to obtain third-party reimbursement;

     .  existence of hazardous materials;

     .  potential product liability and availability of insurance;

     .  future capital needs and ability to obtain additional funding; and

     .  timing and receipt of regulatory approval.

     Although we believe that the expectations reflected in the forward-looking statements as of this date are reasonable, we cannot assure that the expectations will prove to have been correct. All phases of our operations are subject to uncertainties, risks and other influences, many of which are outside our control. Any one, or a combination, of those uncertainties, risks or other influences could materially adversely affect our results of operations, whether or not the forward-looking statements ultimately prove to be accurate.

     We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-Q, 8-K and 10-K reports to the SEC.

                                Use Of Proceeds

     We cannot guarantee that we will receive any proceeds in connection with this offering.

     We intend to use the net proceeds of this offering, if any, to fund research, development and product manufacturing, to provide working capital and for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own. Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.

     The principal proposes of this offering are to increase our capitalization and our operating and financial flexibility. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion in the application of net proceeds, if any.

     Based upon our current operating plan, we believe that our available cash and existing sources of revenue, together with the proceeds of this offering, if any, and interest earned thereon, will be adequate to satisfy our capital needs until at least the end of the year 2001.

                             Plan of Distribution

General

          We may sell securities to one or more underwriters for public offering and sale by them and may also sell securities to investors directly or through agents. We have reserved the right to sell securities directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.

          The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Sales of common stock offered pursuant to this registration statement may be effected from time to time in one or more transactions on the Nasdaq National Market or in negotiated transactions or a combination of these methods. We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

          Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Dealers and agents participating in the distribution of securities will be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities will be deemed to be underwriting discounts and commissions. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

          Any underwriter, dealer or agent involved in the offer and sale of securities will be identified, and any compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

          Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Exchange Act, and to reimbursement by us for certain expenses.

          To facilitate an offering of a series of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In such circumstances, such persons would cover the over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Equity Line of Credit

          We have entered into a common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd. pursuant to which we may, from time to time and at our sole discretion, beginning in January 2001 and ending November 2002, present Acqua Wellington with draw down notices constituting an offer to purchase our common stock over an agreed to number of consecutive trading days. Acqua Wellington will be required to purchase a pro rata portion of shares on each day during the trading day period on which the daily weighted average price of our common stock exceeds a threshold price determined by us and set forth in the draw down notice. In addition, we may, at our sole discretion, grant Acqua Wellington an option to purchase additional shares during such trading period. The aggregate amount Acqua Wellington will be required to invest during any draw down period will depend on the threshold price established by us for the draw down period.

          The aggregate amount invested by Acqua Wellington pursuant to the common stock purchase agreement will not exceed $23 million. We will issue and sell the shares to Acqua Wellington at a price per share equal to the daily volume weighted average price of our common stock on each date during the draw down period on which shares are purchased, less a discount ranging from 7.0% to 11.0%. We may present Acqua Wellington with up to 18 draw notices during the term of the common stock purchase agreement, provided there are at least five trading days between each draw down period.

          Acqua Wellington may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. The purchase price discount to our then-current market price would accordingly be deemed to be underwriting discounts and commissions.

          Our common stock may be sold from time to time by Acqua Wellington, by a broker-dealer or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq National Market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. Acqua Wellington under the common stock purchase agreement will pay all commissions and certain other expenses associated with the sale of the common stock it acquired pursuant to the equity line of credit arrangement. In effecting sales, any broker-dealer engaged by Acqua Wellington may arrange for other broker-dealers to participate. The common stock may be sold in one or more of the following manners:

          . a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

          .  purchases by a broker-dealer for its account under this prospectus;

          .  short sales;

          .  through the writing of options on the shares;

          . ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

          .  a combination of any such methods of sale.

Such broker-dealers and any other participating broker-dealers may be deemed to be underwriters in connection with such sales.

          Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common stock acquired by the purchaser pursuant to the equity line of credit arrangement. Broker-dealers may receive commissions, discounts or other concessions from Acqua Wellington in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common stock as a principal by such broker-dealer and any commissions received by such broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

          Under the terms of the common stock purchase agreement, Acqua Wellington would be able to enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with Acqua Wellington, including, without limitation, in connection with distributions of the common stock by such broker-dealers. Acqua Wellington may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered pursuant to this registration statement to the broker-dealers, who may then resell or otherwise transfer the shares. In addition, Acqua Wellington may also loan or pledge the shares offered pursuant to this registration statement to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares offered pursuant to this registration statement.

          Acqua Wellington and any other persons participating in the sale or distribution of the shares covered by this prospectus or any prospectus supplement will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Securities Exchange Act, including without limitation, Rule 10b-5 and Regulation M. These rules and regulations may limit the timing of purchases and sales of any of the shares by the purchaser or any other person. Under these rules and regulations, Acqua Wellington and any other persons participating in the sale of distribution:

          . may not engage in any stabilization activity in connection with our securities;

          . must furnish each broker which offers shares of our common stock covered by this prospectus with the number of copies of this prospectus and any prospectus supplement which are required by each broker; and

          . may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

These restrictions may affect the marketability of the shares.

          Under the terms of the common stock purchase agreement, Acqua Wellington may have the right to engage in short sales of the common stock to be acquired by it pursuant to the common stock purchase agreement, provided that Acqua Wellington does not sell more shares of common stock than Acqua Wellington purchases. Acqua Wellington has covenanted in the common stock purchase agreement that, prior to and during the twenty-two consecutive months following the effective date of the common stock purchase agreement, it and its affiliates will not sell any shares of our common stock acquired by them pursuant to the common stock purchase agreement, including by:

          .  any swap

          .  any short sale;

          .  any hedge; or

          . any other such agreement which transfers the economic risk of ownership of our common stock;

except with respect to shares of our common stock that they acquired pursuant to the common stock purchase agreement. Any short sales by the purchaser would comply with the requirements of the Securities Act and the Securities Exchange Act, including without limitation, Regulation M.

          In connection with Acqua Wellington's purchase and potential resale of the shares covered by this registration statement, we have agreed to indemnify and hold harmless Acqua Wellington and, possibly, any broker-dealers and agents who Acqua Wellington sells through and who may be deemed to be underwriters with respect to securities covered by this registration statement, against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by Acqua Wellington. We have also agreed to reimburse Acqua Wellington for certain expenses it incurs in connection with the negotiation and execution of the common stock purchase agreement, the filing of any prospectus supplements and for certain due diligence costs in connection with draw-downs on the equity line of credit.

                                    DILUTION

          The common stock purchase agreement that we have entered into with Acqua Wellington provides that Acqua Wellington may purchase shares of our common stock at a discount of up to 11.0%, to be determined based on our market capitalization at the start of the draw-down period. As a result, our existing common stockholders will experience immediate dilution upon the purchase of any shares of our common stock by Acqua Wellington.

          Net tangible book value per share represents the amount of our tangible assets less total liabilities, divided by 19,084,894 shares of common stock. At September 30, 2000, our net tangible book value was $29,287,000 million, or approximately $1.53 per share of common stock. Should Acqua Wellington purchase the full $23,000,000 of common stock remaining under this registration statement at a 11% discount, assuming a market value of $3.00 per share, Acqua Wellington would acquire 8,614,232 shares of common stock with a total market value of $25,843,000. As a result, our net tangible book value would increase by $0.36 per share from our net book value at September 30, 2000 and $0.42 per share from our tangible net book value had Acqua Wellington purchased the common stock without the 11% discount. The common stock purchase agreement with Acqua Wellington provides that Acqua Wellington will purchase a certain dollar amount of shares, with the exact number of shares to be determined based on the per share market price of our common stock on a particular trading day. As a result, if the per share market price of our common stock declines, Acqua Wellington will receive a greater number of shares for its purchase price, thereby resulting in further dilution to our stockholders.

                      Where You Can Find More Information

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

     This prospectus is part of a registration statement on Form S-3, including amendments, relating to the common stock offered by this prospectus with the SEC. This prospectus does not contain all of the information set forth in the registration statement, the exhibits and schedules, some portions of which the SEC allows us to omit. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the common stock offered by this prospectus we refer you to the registration statement and its exhibits and schedules which may be obtained as described above.

     The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus, while information that we file later with the SEC will automatically update and supersede prior information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering:

     1. our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     2. our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

     3. our Current Reports on Form 8-K, filed July 19, 2000 and June 22, 2000; and

     4. the description of our common stock contained in our registration statement on Form S-3 filed May 10, 1999.

     You may request copies of these filings, at no cost, by writing or telephoning us at:


                           Nexell Therapeutics Inc.
                                   9 Parker
                           Irvine, California 92618
                      Attention: Corporate Communications
                           Telephone (949) 470-9011

                                 Legal Matters

     The validity of the issuance of the common stock offered in this prospectus will be passed upon for Nexell Therapeutics Inc. by Latham & Watkins, Menlo Park, California. Latham & Watkins does not beneficially own any shares of common stock as of the date of this prospectus.

                                    Experts

     The consolidated financial statements of Nexell Therapeutics Inc. as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated herein by reference and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.